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                                                               EXHIBIT 10.13
                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT ("Agreement") is made and entered into as of 9/15, 1995 by and between ViaSat, Inc., a California corporation ("Borrower") and Union Bank, a California banking corporation ("Bank").

      SECTION 1. THE LOAN

            1.1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Four Million Dollars ($4,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than Ten Thousand Dollars ($10,000) in accordance with the terms of the Revolving Note. All borrowings of the Revolving Loan must be made before September 15, 1997 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans as modified by the Addendum attached thereto. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

            1.1.2 THE EQUIPMENT LOAN I. Bank will loan to Borrower an amount not to exceed Two Million Dollars ($2,000,000) outstanding in the aggregate at any one time ("Equipment Loan I"). Borrower may borrow all or part of Equipment Loan I in amounts of not less than Ten Thousand Dollars ($10,000) in accordance with the terms of Equipment Note I. All borrowings will be limited to an Eighty percent (80%) advance against the purchase price, net of sales tax, delivery, and insurance. All borrowings of Equipment Loan I must be made before September 15, 1996, at which time all unpaid principal under Equipment Loan I shall be converted to a fully amortizing loan for a period of Thirty-six (36) months with a maturity date of September 15, 1999. In the event of a prepayment of principal after such conversion and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity. Equipment Loan I shall be evidenced by a promissory note ("Equipment Note I") on the standard form used by Bank for commercial loans as modified by the Addendum attached thereto. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of Equipment Loan I outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

            1.1.3 THE EQUIPMENT LOAN II. Beginning September 16, 1996 Bank will loan to Borrower an amount not to exceed Two Million Dollars ($2,000,000) outstanding in the aggregate


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at any one time ("Equipment Loan II"). Borrower may borrow all or part of
Equipment Loan II in amounts of not less than Ten Thousand Dollars ($10,000) in accordance with the terms of Equipment Note II. All borrowings will be limited to an Eighty percent (80%) advance against the purchase price, net of sales tax, delivery, and insurance. All borrowings of Equipment Loan II must be made before September 15, 1997, at which time all unpaid principal under Equipment Loan II shall be converted to a fully amortizing loan for a period of Thirty-six (36) months with a maturity date of September 15, 2000. In the event of a prepayment of principal after such conversion and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity. Equipment Loan II shall be evidenced by a promissory note ("Equipment Note II") on the standard form used by Bank for commercial loans attached hereto as Exhibit "A". Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of Equipment Loan II outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

              1.2 TERMINOLOGY.

                  As used herein the word "Loan" shall mean, collectively, all the credit facilities described above.

                  As used herein the word "Note" shall mean, collectively, all the promissory notes described above.

                  As used herein, the words "Loan Documents" shall mean all documents executed in connection with this Agreement.

            1.3 BORROWING BASE. Notwithstanding any other provision of this Agreement, Bank shall not be obligated to advance funds under the Revolving Loan, at any time when both (i) the aggregate of Borrower's obligations thereunder is greater than One Million Dollars ($ 1,000,000) and (ii) the aggregate of said obligation exceeds the sum of Eighty percent (80%) of Borrower's Eligible Billed Accounts plus Fifty (50%) of Borrower's Eligible Inventory. In no event, however, shall the aggregate amount of advances based on Eligible Inventory exceed, at any one time, the sum of Five Hundred Thousand Dollars ($500,000). If at any time Borrower's obligations to Bank under the above facilities exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.

            1.3.1 ELIGIBLE BILLED ACCOUNTS. The term "Billed Accounts" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in United States Dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books and records relating to any of the foregoing.

      The term "Eligible Billed Accounts" means those Billed Accounts, net of finance charges, which are due and payable within Ninety (90) days, or less, from the date of the invoice, have been


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validly assigned to Bank and strictly comply with all of Borrower's warranties and representations to Bank, but Eligible Billed Accounts shall not include the following:

                  (a) Any Billed Account with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;

                  (b) Any Billed Account with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;

                  (c) Any Billed Account relating to goods placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

                  (d) Any Billed Account with respect to which the account debtor is not a resident of the United States or Canada;

                  (e) Intentionally deleted;

                  (f) Any Billed Account with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower;

                  (g) Any Billed Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower's business;

                  (h) Any Billed Account with respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business or is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

                  (i) Intentionally deleted;

                  (j) Any Billed Account that is not paid by the account debtor within ninety (90) days of date of invoice;

                  (k) Intentionally deleted; and

                  (l) Intentionally deleted.

            1.3.2 ELIGIBLE INVENTORY. The term "Eligible Inventory" means that portion of Borrower's inventory of raw materials and finished goods consisting of Borrower's main lines of business products, which is (a) owned by Borrower, free and clear of all liens or encumbrances except those in favor of Bank, (b) held for sale or lease by Borrower and normally and currently saleable in


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the ordinary course of Borrower's business, (c) of good and merchantable quality, free from defects, (d) located only at locations of which Bank is notified in writing, and (e) as to which Bank has been able to perfect and maintain perfected a first priority security interest. Eligible Inventory does not include any of the following: work in process, spare parts, returned items, damaged, defective or recalled items, items unfit for further processing, obsolete or unmerchantable items, items used as salesperson's samples or demonstrators, inventory held in stock more than twelve (12) months.

            1.4 PURPOSE OF LOAN. The proceeds of the Revolving Loan shall be used for general working capital purposes and the proceeds of the Equipment Loan shall be used only for purchases of equipment, machinery, and software directly related to Borrower's main lines of business.

            1.5.1 REVOLVING LOAN INTEREST. The unpaid principal balance of the Revolving Loan shall bear interest at the Reference Rate as more specifically provided in the Revolving Note.

            1.5.2 EQUIPMENT LOANS INTEREST. The unpaid principal balance of Equipment Loans I & II shall bear interest at the rate of Thirty-five hundredths percent (.35%) per annum in excess of the Reference Rate as more specifically provided in Equipment Notes I & II.

            1.6 UNUSED COMMITMENT FEE. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter until September 15, 1997, or the earlier termination of the Loan, Borrower shall pay to Bank a fee of Twenty-five hundredths percent (.25%) per year on the average unused portion of the Revolving Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days.

            1.7 EQUIPMENT LOANS COMMITMENT FEE. Borrower shall pay in advance a commitment fee of Three Thousand Five Hundred Dollars ($3,500) on or before the date of execution of this Agreement and a commitment fee of Two Thousand Dollars ($2,000) on September 15 of each year thereafter for so long as any portion of either Equipment Loan I or Equipment Loan II is outstanding. No portion of this fee shall be reimbursable.

            1.8 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

            1.9 DISBURSEMENT. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

            1.10 SECURITY. Prior to any disbursement of the Loan, Borrower shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise


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provided in this Agreement. At Bank's request, Borrower will also obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrower's property located on leased or encumbered real property.

            1.11 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Document will prevail over the terms of this Agreement.


      SECTION 2. CONDITIONS PRECEDENT

      Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's reasonable satisfaction:

            2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

            2.2 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

            2.3 TERMINATION STATEMENTS. Borrower shall have provided Bank with UCC-2 termination statements executed by such secured creditors as may be required by Bank suitable for filing with the Secretary of State in each state designated by Bank.

            2.4 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

            2.5 FINANCIAL STATEMENTS. Borrower shall have provided its audited fiscal year ending March 31, 1995 financial statements to Bank including both a balance sheet at March 31, 1995, together with supporting schedules, and an income statement for the Twelve (12) months ended March 31, 1995. Borrower shall have provided, if appropriate, a management letter from the certified public accountant which prepared its audited financial statements for the fiscal year ending March 31, 1995. Borrower shall have provided its unaudited financial statements to Bank for the fiscal quarter ending June 30, 1995 including both a balance sheet at June 30, 1995 and an income


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and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

            2.6 ACCOUNTS RECEIVABLE AND INVENTORY CERTIFICATION. Prior to any advance under the Revolving Loan which would cause the total amount of the Revolving Loan to exceed One Million Dollars ($ 1,000,000), the Borrower shall have delivered to the Bank its monthly accounts receivable aging schedule along with a Compliance Certificate and Borrowing Base Certificate in the form of Exhibits D and E, respectively, executed by Borrower's chief financial officer or other duly authorized officer of the Borrower. The Borrowing Base Certificate shall accurately report Borrower's accounts receivable, Eligible Billed Accounts, inventory and Eligible Inventory as of the end of the calendar month preceding the month most recently ended.

      SECTION 3. REPRESENTATIONS AND WARRANTIES

      Borrower represents and warrants that:

            3.1 BUSINESS ACTIVITY. The principal business of Borrower is the design and development of digital satellite and terrestrial communications equipment.

            3.2 AFFILIATES AND SUBSIDIARIES. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest), if applicable, and their addresses, and the names of Borrower's shareholders holding at least 15% of the issued and outstanding common stock of Borrower, are as provided on Exhibit B attached hereto.

            3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

            3.4 FINANCIAL STATEMENTS. The audited financial statements of Borrower, including both a balance sheet at March 31, 1995, together with supporting schedules, and an income statement for the Twelve (12) months ended March 31, 1995, as well as its unaudited balance sheet at June 30, 1995, together with supporting schedules, and an income statement for the Three (3) months ended June 30, 1995 have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since June 30, 1995, there has been no material adverse change in the financial condition or operations of Borrower.

            3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said


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financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in Section 5, paragraph 5.1 of this Agreement.

            3.6 LITIGATION. Except as set forth (with estimates of the dollar amounts involved) on Exhibit C attached hereto, there is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner.

            3.7 DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

            3.8 ORGANIZATION. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

            3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

            3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

            3.11 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

            3.12 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

            3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

            3.14 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.


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            3.15 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

      SECTION 4. AFFIRMATIVE COVENANTS

      Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

            4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in subsection 1.4 above.

            4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

            4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times and upon reasonable notice to Borrower, visit and inspect any of the properties of Borrower.

            4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

            4.5 INFORMATION FURNISHED. Borrower will furnish to Bank:

                  (a) Within Thirty (30) days after the close of each calendar month its unaudited balance sheet as of the close of such calendar month, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that calendar month, prepared in accordance with generally accepted accounting principles;

                  (b) Within Forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

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                  (c) Within One Hundred Twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

                  (d) Upon request of Bank, copies of such financial statements and reports as Borrower may file with any state or federal agency;

                  (e) Such other financial statements and information as Bank may reasonably request from time to time,

                  (f) Intentionally deleted;

                  (g) In connection with each fiscal year-end statement required hereunder, any management letter of Borrower's certified public accountants,

                  (h) Within Forty-five (45) days after each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in the form of Exhibit D;

                  (i) As soon as possible, and in no event later than five (5) days after the occurrence of an event of default under Section 6 hereof or the occurrence of an event, condition or act which with notice, lapse of time or both would constitute such an event of default, a statement of the chief executive officer, the president or the chief financial officer of Borrower setting forth the details thereof and the action which Borrower has taken, is taking or proposes to take with respect thereto;

                  (j) Prompt written notice to Bank of all events of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations;

                  (k) Nor written notice to Bank of any changes in Borrower's officers (to the extent that prior knowledge exists), Borrower's name, the location of Borrower's assets, or Borrower's principal place of business or chief executive office.

                  (l) Within Thirty (30) days after each calendar month end, but only if a Revolving Loan is then outstanding in an aggregate amount greater than One Million Dollars ($1,000,000), a copy of Borrower's monthly accounts receivable aging and a certification of compliance with the Borrowing Base described above, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in the form of Exhibit E, which certificate shall accurately report Borrower's accounts receivable, Eligible Billed Accounts, inventory and Eligible

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Inventory. Borrower will permit Bank to audit Bank's collateral upon reasonable notice and during regular business hours.

            4.6 TANGIBLE NET WORTH. Beginning with fiscal year ending March 31, 1995, Borrower will at all times maintain Tangible Net Worth of not less than Two Million Nine Hundred Thousand Dollars ($2,900,000). Thereafter, Borrower will at all times maintain a minimum Tangible Net Worth that increases from said amount as of the end of each of Borrower's fiscal quarter by Ninety percent (90%) of Borrower's net profit after taxes. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

            4.7 DEBT TO TANGIBLE NET WORTH. Borrower will at all times maintain a ratio of Total Debt ("Total Debt" shall mean all of Borrower's liabilities with the exception of cash advances from customers) to Tangible Net Worth of not greater than 3.0: 1.O.

            4.8 PROFITABILITY. Borrower will maintain a net profit, before provision for income taxes, of a positive amount as reported at its fiscal year end.

            4.9 CASH FLOW. Borrower will maintain a ratio of Cash Flow to Debt Service of not less than 1.5: 1.O. Compliance with this subsection shall be measured as of the end of each fiscal quarter. "Cash Flow" shall mean net profit after taxes to which depreciation, amortization, other non cash expenses, and interest expense are added for the twelve (12) month period immediately preceding the date of calculation. "Debt Service" shall mean the sum of that portion of long-term liabilities and capital leases coming due within twelve
(12) months of the date of calculation plus interest expense and dividends for the twelve (12) month period immediately preceding the date of calculation.

            4.10 INSURANCE. Borrower will keep all of its insurable property, real, personal or mixed, insured by companies and in amounts approved by Bank, which approval shall not be unreasonably withheld, against fire and such other risks, and such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed necessary by and upon request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as Security for Borrower's obligations to Bank, the proceeds of any such insurance. Prior to any disbursement of the Loan, Bank will be named loss payee on all policies insuring collateral. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property. All policies shall require at least ten (10) days' written notice to Bank before any policy may be altered or cancelled.

            4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Banking its reasonable discretion deems necessary in order to consummate the


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transactions contemplated hereby or of any future amendments, modifications, or supplements to this Agreement or the other Loan Documents, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time.

            4.12 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

            4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting all amendments and modifications to this Agreement and the Loan, including but not limited to all filing and recording fees, costs of appraisals, insurance and reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

            4.14 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

      SECTION 5. NEGATIVE COVENANTS

      Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

            5.1 ENCUMBRANCES AND LIENS. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for; (a) minor encumbrances and easements on real property which do not materially affect its market value; (b) existing liens on Borrower's personal property; described in Borrower's most recent financial statement delivered to Bank or otherwise described in a schedule heretofore delivered by Borrower to Bank; (c) future purchase money security interests encumbering only the personal property purchased; (d) statutory liens of bankers, carriers, warehousemen, mechanics, materialmen, and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not delinquent or which are being contested in good faith by appropriate proceedings; (e) deposits made in the ordinary course of business to secure liability to insurance carriers; (f) attachment and judgement liens securing claims less than $250,000 in the


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aggregate (excluding for purposes of said calculation any such liens for which payment is covered in full by insurance, or the Borrower is prosecuting an appeal in good faith by appropriate proceedings, a stay of execution pending appeal having been secured): and (g) monetary obligations of the Borrower under any leasing or similar arrangement which, in accordance with generally accepted accounting principles is classified as a capital lease. All of such permitted personal property liens, excluding liens in favor of Bank, shall not exceed, in the aggregate, Three Million Dollars ($3,000,000) at any time.

            5.2 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except, (a) pursuant to agreements made with Bank, (b) trade debt incurred in the ordinary course of business, and (c) debt secured by liens permitted pursuant to Section 5.1 above.

            5.3 SALE OF ASSETS, LIQUIDATION OR MERGER. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another, nor acquire the stock or assets of another business or corporation.

            5.4 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner except as set forth herein, or extend credit.

            5.5 INVESTMENTS. Borrower shall not purchase any debt of another person except for:

                  (a) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a maturity date of not more than twelve months from the date of acquisitions by Borrower issued by the Bank or any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus or not less than $50,000,000 whose short term securities are rated at least "A" by Standard & Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Services, Inc.),

                  (b) interest bearing or discounted obligations of the United States Government, any agency thereof (including without limitation the Federal Home Loan Mortgage Corporations, the Government National Mortgage Association, the Federal National Mortgage Association and the Federal Farm Credit System) or any entities or pools of mortgages or other instruments formed by the United States Government or any such agencies, and in any case only if such obligation has a maturity date not more than twelve months from the date of acquisition by Borrower;

                  (c) obligations issued by states and local governments or their agencies, instrumentalities, authorities or subdivisions, is such issuer has received a rating of at least "A" by Standard & Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Services, Inc., and in any case only if such obligation has a maturity date of not more than twelve months from the date of acquisition by Borrower;

                  (d) commercial paper of an issuer rated at least "A" by Standard & Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Services, Inc., and in any case only if such obligation has a maturity date of not more than twelve months from the date of acquisition by Borrower; or

                  (e) investments in money market funds including short-term adjustable rate money market funds.

            5.6 PAYMENT OF DIVIDENDS. Intentionally deleted.

            5.7 RETIREMENT OF STOCK. Borrower will not acquire or retire any share of its capital stock for value in excess of Five percent (5%) of market value in any fiscal year.

            5.8 CAPITAL EXPENDITURES. Borrower will not make capital expenditures in excess of Four Million Dollars ($4,000,000) in any fiscal year; and shall only make such expenditures as are necessary for Borrower in the conduct of its ordinary course of business. Each said expenditure shall be needed by Borrower in the ordinary course of its business. Expenditures as used in this subsection shall include without limitation, expenditures under Capital Leases.

            5.9 LEASE OBLIGATIONS. Intentionally deleted.

      SECTION 6. EVENTS OF DEFAULT

      The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

            6.1 Borrower shall fail to pay within three (3) days of the date when due any principal, interest or other payment required under the terms of the Note, this Agreement or any of the other Loan Documents (as each of the same may be amended, modified, extended, supplemented or replaced from time to time); or

            6.2  Any default shall occur under the Note; or

            6.3 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

            6.4 There is a change in ownership or control of ten percent (10%) or more of the issued and outstanding capital stock of Borrower or any Guarantor.

        SECTION 7. MISCELLANEOUS PROVISIONS

              7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

            7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof No waiver shall be effective unless it is in writing and signed by an officer of Bank.

            7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

            7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

            7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

            7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

            7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

            7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.

      SECTION 8. SERVICE OF NOTICES

            8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and
(d) upon telephoned confirmation of receipt, if telecopied.

            8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

      THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK

    /s/                                        /s/
By:_______________________________          By:_________________________________

          Vice President                              Vice President
Title_____________________________          Title_______________________________

Address:
530 "B" Street, Fourth Floor
San Diego, California 92101
Attention: Dick Petrie

Telecopier: (619) 230-3766
Telephone: (619) 230-3754

VIASAT, INC.

      /s/
By:_______________________________          By:_________________________________

           Vice President
Title_____________________________          Title_______________________________

Address:
2290 Cosmos Court
Carlsbad, California 92009-1585
Attention: Mark Dankberg

Telecopier: (619) 438-8489
Telephone: (619) 438-8099

[UNION BANK FORM]
                                                                    EXHIBIT "A"
                           COMMERCIAL PROMISSORY NOTE

--------------------------------------------------------------------------------

Borrower Name           ViaSat, Inc.
--------------------------------------------------------------------------------
Borrower Address                      Office          Loan Number
                                      40061
                                     -------------------------------------------
2290 COSMOS CT.                      Maturity Date                   Amount
CARLSBAD, CA 92009-1585
--------------------------------------------------------------------------------
     SAN DIEGO
________________________, California     Date__________________ $_______________

FOR VALUE RECEIVED, the undersigned ("Debtor") promises to pay to the order of UNION BANK ("Bank"), as indicated below, the principal sum of _________________ _____________________________Dollars ($_____________), or so much thereof as is disbursed, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate equal to the Reference Rate plus ______________________ percent (____________%), such per annum rate to change as and when the Reference Rate shall change, provided, however, Debtor shall pay total interest over the term of this note of not less than $500.

As used herein, the term "Reference Rate" shall mean the rate announced by Bank from time to time at its corporate headquarters as its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

1. PAYMENTS. INTEREST PAYMENTS. Debtor shall pay interest on the ____________ day of each ________________________commencing ___________________________ .

                     ON          ALL PRINCIPAL THEN OUTSTANDING SHALL BE PAID
PRINCIPAL PAYMENTS. __________________________________________________________

       IN 36 EQUAL MONTHLY INSTALLMENTS BEGINNING ON
______________________________________________________________________________

______________________________________________________________________________

On _____________________________ all principal and interest then unpaid shall be due and payable.

Debtor shall pay all amounts due under this note in lawful money of the United

                      SAN DIEGO REGIONAL
States at Bank's ___________________________________ Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any installment payment required by the terms of this note shall remain unpaid ten days after due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of default until all amounts payable under this note are paid in full.

4. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT.*

5. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors or assigns, hereby consents to the jurisdiction of any competent court within the State of California, as provided in any addendum attached hereto, and consents to service of process by any means authorized by California law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California.

THIS NOTE IS SUBJECT TO THE ARBITRATION AGREEMENT ATTACHED HERETO AND INCORPORATED BY REFERENCE HEREIN.

* See Addendum "A", consisting of two (2) pages, attached hereto and incorporated herein.

                                                          EXHIBIT "A" ATTACHMENT

                   ADDENDUM "A" TO COMMERCIAL PROMISSORY NOTE,
                     DATED XXXXXXXXXXXXXX, 1995, EXECUTED BY
                       VIASAT, INC. IN FAVOR OF UNION BANK

4. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) Debtor shall fail to pay within three
(3) days of the date when due any principal, interest or other payment required under the terms of this note, that certain Loan Agreement between Debtor and Bank, of even date herewith, and any amendments, modifications, extensions, supplements or replacements thereof (the "Loan Agreement") or any of the other Loan Documents (as defined in the Loan Agreement); (b) Debtor shall fail to observe or perform any covenant, obligation, condition or agreement set forth in
Section 5, or in paragraphs 4.5(i), 4.6, 4.7, 4.8 or 4.9, of the Loan Agreement;
(c) Debtor shall fail to observe or perform any other covenant, obligation, condition or agreement contained in the Loan Agreement or the other Loan Documents, and such failure shall continue for twenty (20) days after written notice thereof to Debtor from Bank; (d) any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Debtor to Bank in or in connection with this note, the Loan Agreement or any of the other Loan Documents, or as an inducement to Bank to enter into the Loan Agreement and the other Loan Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; (e) Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") shall fail to pay when due any principal or interest payment required under the terms of any bond, debenture, note or other evidence of indebtedness required to be paid by such obligor (except for payments required hereunder, under the Loan Agreement or under the other Loan Documents) beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, the indebtedness evidenced by such bond, debenture, note or other evidence of indebtedness to become due prior to its stated date of maturity; (f) any obligor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated (or an obligor who is a natural person shall die), (v) commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its


Form of Note                       Page 1 of 2
Exhibit A
property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any corporate action for the purpose of effecting any of the foregoing; (g) proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Obligor or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other similar relief with respect to any Obligor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, shall be commenced and shall not be dismissed or discharged within thirty (30) days of commencement; or (h) a final judgment or order for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) (exclusive of amounts covered by insurance) shall be rendered against any Obligor and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of any Obligor's property and such judgment, writ or similar process shall not be released, stayed, vacated, bonded or otherwise dismissed within twenty (20) days after its issue or levy. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; provided, however, upon the occurrence of a default under (f) or (g) , all principal and interest shall automatically become immediately due and payable.


Form of Note                       Page 2 of 2
Exhibit A

                                   EXHIBIT "B"

Shareholders holding at least fifteen (15%) percent of the issued and outstanding common stock of ViaSat, Inc. are:

                                   Mark Dankberg
                                   Steven Hart

                                   EXHIBIT "C"

Litigation:   None

VIASAT(R) [LOGO]

2290 Cosmos Court
Carlsbad, CA 92009-1585
Tel: (619) 438-8099
Fax: (619) 438-8489

                         FORM OF COMPLIANCE CERTIFICATE

  13 September 1995

  Mr. Richard A. Petrie
  Vice President
  Union Bank
  Post Office Box 85324
  San Diego, CA 92186-9879

  Dear Dick:

  For the quarter ended _____, ViaSat, Inc. has performed and observed each and every covenant to be performed by it as contained in the Loan Agreement dated _____. ViaSat, Inc. does hereby certify that the Company is in compliance with all stated covenants and that no event of default has occurred and no condition exists which constitutes an event of default thereunder, or would constitute an event of default upon giving notice, the lapse of time or both.

  Sincerely,

  Gregory D. Monahan
  Vice President, Administration
  and General Counsel

                                   EXHIBIT "D"

                                                                     DATE:

                           BORROWING BASE CERTIFICATE
                                       for

                       ______________________ ("BORROWER")

As defined in and pursuant to that Loan Agreement by and between Borrower and Union Bank dated ______________ ("LOAN AGREEMENT")

Date of aging:

  1. Total Accounts(A/R)                          _____________________

  2. Less Ineligible A/R.

  a.) Cross Aged _____%                           _____________________

  b.) Concentration %                             _____________________

  c.) Offer/Emp/Inter-Co.                         _____________________

  d.) Foreign/Gov't Accts                         _____________________

  e.) Retentions                                  _____________________

  f.) Contra Accts                                _____________________

  g.) Insolvent Accts                             _____________________

  h.) Consignments/CODs                           _____________________

  i.) Credit Balances >90                         _____________________

  j.) Other                                       _____________________

            Total Ineligible A/R                  _____________________

  3. Total Eligible A/R (1-2)                     _____________________

  4. Advance Rate on A/R (%)                     _____________________

  5. Funds Available ON A/R (3*4)                 _____________________

  6. Inventory:

  a.) Raw Materials                               _____________________

  b.) Advance Rate on
      Raw Materials (%)                           _____________________

  c.) Finished Goods                              _____________________

  d.) Advance Rate on
      Finished Goods (%)                          _____________________

  e.) Ineligible Inventory                        _____________________

  f.) Inventory Availability                      _____________________

      Calculation [(A*B)+(C*D)-E]

  g.) Inventory Sublimit

  h.) Funds Available on

      Inventory (Not to exceed 3g)

  7.  Borrowing Base (5+6)                        _____________________

  8.  Loan Balance                                _____________________

  9.  Outstanding Letters of Credit               _____________________

 10.  Availability/(OverAdvanced) (7-8-9)         _____________________

The undersigned represents and warrants that i.) the foregoing information is true, correct and complete, ii.) that the accompanying accounts receivable aging, accounts payable aging, and inventory report provided in support of this certificate are true, correct and complete, and iii.) Borrower is in compliance with the terms, conditions, warranties, representations and covenants as set forth in the Loan Agreement.

________________________________
Signature of officer, title


                                   Exhibit E
at least $500,000, or (iii) the conversion of more than 50% of the shares of Preferred Stock issued to the Investors pursuant to the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have executed this Shareholders' Agreement as of the day and year first above written.

VIASAT, INC.                            SOUTHERN CALIFORNIA VENTURES

By__________________________________    By______________________________________

/s/Robert W. Johnson
____________________________________    ________________________________________
Robert W. Johnson                       Mark D. Dankberg

____________________________________    ________________________________________
Thomas A. Tisch                         Steven R. Hart

                                        ________________________________________
                                        Mark J. Miller


                                       7.

at least $500,000, or (iii) the conversion of more than 50% of the shares of Preferred Stock issued to the Investors pursuant to the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have executed this Shareholders' Agreement as of the day and year first above written.

VIASAT, INC.                            SOUTHERN CALIFORNIA VENTURES

By__________________________________    By______________________________________

____________________________________    ________________________________________
Robert W. Johnson                       Mark D. Dankberg

/s/Thomas A. Tisch
____________________________________    ________________________________________
Thomas A. Tisch                         Steven R. Hart

                                        ________________________________________
                                        Mark J. Miller


                                       7.